Severance Agreement and Release

This Severance Agreement and Release (this “Agreement”) confirms the terms of the separation of employment of David A. Jackson (“you”) from Knight-Swift Transportation Holdings Inc. (the “Company,” and collectively with its direct and indirect subsidiaries, the “Company Group”). You and the Company are referred to herein as the “Parties.”

1.Separation Date. Your last day of employment with the Company Group was February 26, 2024 (the “Separation Date”) and as of such date you ceased to be employed by the Company Group in any capacity and you automatically resigned from all positions you then hold with the Company Group, including as a member of the Board of Directors of the Company (as well as of the Board of Directors of any member of the Company Group, to the extent applicable). You agree to execute any additional document required or requested by the Company Group to effectuate such resignations. Following the Separation Date, you will not represent yourself to be associated in any ongoing capacity with the Company Group.

2. Accrued Benefits; Severance; Equity Awards.

a.Whether or not this Agreement becomes effective pursuant to its terms, the Company will pay or cause to be paid to you (i) your base salary earned through the Separation Date; (ii) all outstanding amounts subject to reimbursement incurred prior to the Separation Date in accordance with Company Group policy; (iv) the amounts accrued and credited to your account under the Company Group’s 401(k) Savings Plan in accordance with the terms and conditions of such employee benefit plan; and (v) accrued and unpaid vacation payable to you under the vacation policy, which the Parties acknowledge to be zero days as of the Separation Date (collectively, the “Accrued Benefits”), less all applicable withholdings and deductions.

b.Provided that this Agreement becomes effective pursuant to its terms and you remain in compliance with this Agreement, and with the Restrictive Covenants, at all times, the Company will pay and provide to you (or cause to be paid and provided to you) the cash severance benefits set forth on Appendix A, less all applicable withholdings and deductions, at the time and in the form set forth on Appendix A for each item.

c.Whether this Agreement becomes effective pursuant to its terms or not, all unvested equity awards held by you as of the Separation Date shall be forfeited in accordance with the terms of the applicable plan and award documents.

d.You acknowledge and agree that the payments and benefits provided in Section 2(b) constitute consideration beyond that which, but for the mutual covenants set forth in this Agreement (including, without limitation, the release set forth in Section 3 (the “Release”)), the Company Group otherwise would not be obligated to provide to you as of the Separation Date. You acknowledge that you will no longer be entitled to any other benefits, payments or contributions from the Company Group other than those specifically provided for in this Agreement or under an employee benefit plan governed by the Employee Retirement Income Security Act of 1974, as amended.

e.You understand and agree that your material breach of this Agreement, including without limitation any Restrictive Covenants, will eliminate your entitlement to any severance benefits under this Agreement, including such benefits already received and, with respect to benefits received, upon request from the Company Group, you will be required to immediately return such amounts or monetary equivalent of such benefit requested by the Company Group in the event of a breach. YOU ACKNOWLEDGE THE SIGNIFICANCE AND MATERIALITY OF THIS PROVISION TO THIS AGREEMENT, AND YOUR UNDERSTANDING OF THIS PROVISION.
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3.Release.

a.In exchange for the benefits and undertakings described herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you hereby release, discharge and forever acquit the Company Group and each of their respective past, present and future stockholders, members, partners, directors, officers, managers, employees, agents, attorneys, heirs, legal representatives, and each of the successors and assigns of the foregoing, in their personal and representative capacities (individually, “Company Group Party,” and collectively, the “Company Group Parties”), from liability for, and hereby waive, any and all claims, charges, liabilities, causes of action, rights, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, benefits, obligations, damages, demands or liabilities of every nature, kind and description, in law, equity or otherwise, whether known or unknown, suspected or unsuspected (collectively, “Claims”) which you or your heirs, executors, administrators, spouse, relatives, successors or assigns ever had, now have or may hereafter claim to have by reason of any matter, cause or thing whatsoever: (i) arising from the beginning of time through the date upon which you sign this Agreement including, but not limited to (A) any such Claims relating in any way to your employment relationship with the Company Group or any other Company Group Parties, and (B) any such Claims arising under any federal, state, local or foreign statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act (the “ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, Arizona wage laws, Arizona equal pay laws, the Arizona Employment Protection Act, the Arizona Civil Rights Act, the Arizona Occupational Health and Safety Act, Arizona right to work laws, Arizona employee drug testing laws, the Arizona Medical Marijuana Act, Arizona genetic testing laws, the Arizona criminal code, and any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; (ii) relating to wrongful employment termination; or (iii) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company Group or any of the other Company Group Parties and you, including, without limitation, any incentive compensation plan or equity plan with any Company Group Party. Notwithstanding the above, this release does not extend to (I) claims for Accrued Benefits; (II) claims for worker’s compensation benefits or for an occupational disease; (III) any whistleblower claims arising under the Sarbanes-Oxley Act or Dodd-Frank Wall Street Reform and Consumer Protection Act; (IV) claims to require the Company or any member of the Company Group to honor its commitments set forth in this Agreement; (V) claims to interpret or to determine the scope, meaning or effect of this Agreement; (VII) claims for indemnification and officers and directors liability insurance coverage under the charter or by-laws of any member of the Company Group, or applicable law, as applicable; and/or (VIII) claims that cannot be waived as a matter of law pursuant to federal, state, or local law (collectively, clauses (I) through (VIII) are the “Excluded Claims”).

b.You further acknowledge and agree that, except with respect to the Accrued Benefits, the Company Group Parties have fully satisfied any and all obligations whatsoever owed to you arising out of your employment with the Company Group or any other Company Group Party, and that no further payments or benefits are owed to you by the Company Group or any other Company Group Party.

c.You represent to each of the Company Group Parties that at no time prior to execution of this Agreement have you filed or caused or permitted the filing of any Claim which you may now have or have ever had against any of the Company Group Parties which is based in whole or in part on any matter referred to in Section 3(a) above; and you acknowledge that, subject to the Company’s performance under this Agreement, to the maximum extent permitted by law, you are prohibited from doing so. You further agree that if any person, organization, or other entity should bring a claim against any of the Company Group Parties involving any such matter, you will not accept any personal relief in such action.

d.You agree that, to the maximum extent permitted by law, you will not encourage or voluntarily assist or aid in any way any non-governmental attorneys or their clients or individuals acting on their own behalf in making or filing any lawsuits, complaints, or other proceedings against any of the Company Group Parties, and represent that you have not previously engaged in any such conduct.

e.You understand that you may later discover Claims or facts that may be different than, or in addition to, those which you now know or believe to exist with regards to the subject matter of this Agreement, and which, if known at the time of executing this Agreement, may have materially affected this Agreement or your decision to enter into it. To ensure that the releases described in this Section 3 are fully enforced in accordance with their terms, with respect to any and all Claims released herein, you stipulate and agree that upon the Separation Date, you expressly waive any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which gives you the right not to release existing Claims of which you are not aware, unless you voluntarily choose to waive this right. Having been so apprised, you nevertheless hereby voluntarily elect to and do waive the right not to release such Claims, and elect to assume all risks for Claims that exist, existed or may hereafter exist in your favor, known or unknown, suspected or unsuspected, arising out of or related to Claims purported to be released pursuant to this Section 3, in each case, effective at the Separation Date. You acknowledge and agree that the foregoing waiver is an essential and material term of the release provided pursuant to this Section 3 and that, without such waiver, the Company would not have agreed to the terms of this Agreement. You agree that, notwithstanding the choice of Arizona law herein and your Arizona residency, to the extent Cal. Civ. Code § 1542 (which provides: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”), or a comparable law of another jurisdiction, is deemed applicable, your waiver of rights herein is intended to, and shall be interpreted to, waive the benefit of all of such laws and principles.

f.You represent that you have made no assignment or transfer of any right or Claim covered by this Section 3 and that you further agree that you are not aware of any such right or Claim covered by this Section 3.

g.Through the date upon which it executes this Agreement, the Company, on behalf of the Company Group, agrees that, to the maximum extent permitted by law, neither it nor any member of the Company Group has any known Claims against you.

4.Attorney Consultation; Voluntary Agreement. You acknowledge that (a) the Company has advised you to consult with an attorney of your own choosing before signing this Agreement, (b) you have been given the opportunity to seek the advice of counsel, (c) you have carefully read and fully understand all of the provisions of this Agreement, including the Release, (d) the Release specifically applies to any rights or claims you may have against the Company Group Parties pursuant to the ADEA, (e) you are entering into this Agreement knowingly, freely and voluntarily in exchange for good and valuable consideration to which you are not otherwise entitled and (f) you have the full power, capacity and authority to enter into this Agreement.

5.Review and Revocation Period.

a.You have twenty-one (21) days following your receipt of this Agreement (the “Consideration Period”) to review its terms, including the Release, and to reflect upon them and consider whether you want to sign it, although you may sign it sooner; provided, however, that you may not sign this Agreement prior to the Separation Date. You acknowledge and agree that changes to this Agreement, whether material or immaterial, do not restart the running of the Consideration Period. You understand and agree that you may consent to this Agreement, including the Release, by signing and returning this Agreement within the applicable time frame to Todd Carlson, General Counsel and Secretary, Knight-Swift Transportation Holdings Inc., 2002 West Wahalla Lane, Phoenix, Arizona 85027 or by e-mail to TCarlson@knighttrans.com.

b.You may revoke your consent to the Release within the seven-day period beginning on the date you execute this Agreement (such seven-day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by you and delivered to the Company at the above address before 11:59 p.m., Phoenix, AZ time, on the last day of the Release Revocation Period.

c.In the event of such revocation by you, the Release shall be of no force or effect, and you will not have any rights and neither the Company nor any member of the Company Group will have any obligations under Section 2(b) of this Agreement. Provided that you do not revoke your consent to the Release within the Release Revocation Period, the Release shall become effective on the eighth (8th) calendar day after the date upon which you execute this Agreement (the “Release Effective Date”).

6.Restrictive Covenants.

a.Non-Solicitation of Company Employees at the Vice President Level or Higher. For a period of 24 months following the Separation Date, you will not, directly or indirectly (whether as a partner, joint venturer, employee, agent, salesperson, consultant, investor, lender, officer and/or director of any firm, association, partnership, corporation, limited liability company or other entity, or as an equity holder of any entity in which you or your spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than five percent of the outstanding equity interests), solicit for employment or to serve as a consultant, any person who is, or during the three months prior to the date in question was, a vice president level or higher employee of any member of the Company Group, or encourage any such person to leave employment with the Company Group, or attempt to do so, or cause any other person to do so or attempt to do so, provided that general advertising, including Internet postings and use of search firms, shall not be deemed a breach hereof.

b.Restrictions Regarding Acquisition Targets. For a period of 24 months following the Separation Date, you will not, directly or indirectly, be employed, engaged, or retained by; act as lender to; invest in; acquire (whether through merger, consolidation, tender offer, direct or indirect purchase of equity interests, assets, or business, or otherwise) all or any portion of; sell or assist in the sale of all or any portion of; or otherwise transact or deal with, any Acquisition Target, or take any action to induce or influence, or attempt to induce or influence, any Acquisition Target to consummate or attempt to consummate any merger, consolidation, tender offer, acquisition (whether through direct or indirect purchase of equity interests, assets, or business), investment or other similar transaction (collectively, “Transaction”) with any person or entity other than the Company Group, or induce or influence, or attempt to induce or influence, any Acquisition Target to curtail or cease dealings, discussions, or negotiations with the Company Group. For purposes of this Section, “Acquisition Target” means the entities identified as Listed Acquisition Targets in the mutually agreed record dated today (which you agree constitutes confidential information and trade secrets of the Company subject to your ongoing obligations of confidentiality).

c.Noncompete, Non-Solicitation of Customers, and Non-Solicitation of Employee (not covered in Section 6 (a) above). For a period of 18 months following the Separation Date (the “Noncompete Period”), you will not directly compete with any member of the Company Group, without first obtaining the Company’s prior written consent, which consent the Company may, in its reasonable discretion, withhold.

For this purpose, you will be considered to be directly competing with a member of the Company Group if you are engaged in any of the following activities:

(i)    you are employed by, contract with, or obtain an interest in (whether as a partner, joint venturer, employee, agent, salesperson, consultant, investor, lender, officer and/or director of any firm, association, partnership, corporation, limited liability company or other entity, or as an equity holder of any entity in which you or your spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than five percent of the outstanding equity interests), any business or corporation that competes directly with any member of the Company Group (as such direct competition is defined below), but excluding a passive investment of one percent (1%) or less in any publicly traded company, provided, however, that restrictions on your service as an outside director on the board of any business or corporation that competes directly with any member of the Company Group shall be governed by the terms of Section 6(d) below;

(ii)    on your own behalf, or on behalf of any other person with whom you may be employed, engaged, or retained by, you solicit or divert from any member of the Company Group the business of any person who is either a customer of any member of the Company Group during your employment or is identified in any of the Company Group’s confidential business records as a potential customer of any member of the Company Group; or

(iii)    you solicit, divert, or encourage any person who is an employee of any member of the Company Group (other than those employees covered in Section 6(a) above) to leave employment and to become employed by a person who directly competes with any member of the Company Group as defined in this Section 6(c).

For purposes of this Section 6, you (x) will be considered to compete directly with the Company Group and (y) a person, business or corporation will be considered a direct competitor of the Company Group, if either you or it is engaged in a truckload business (dry van, refrigerated, brokerage, drayage, intermodal, logistics, or any combination thereof) or less-than-truckload business (including less-than-truckload brokerage or logistics) that conducts significant operations in the same traffic lanes in which a member of the Company Group operates, or in which a member of the Company Group has internally identified as a planned area of operation or expansion of its business as of the Separation Date.

d.Board Member Restrictions. For a period of 18 months following the Separation Date, you will not serve as a director or similar position on any board of directors or similar governing body of any business or corporation that competes directly with any member of the Company Group (as defined in Section 6(c) above). For a period of 24 months following the Separation Date, you will not serve as a director or similar position on any board of directors or similar governing body of any Acquisition Target (as defined in Section 6(b) above). In the event you receive an opportunity that may violate this Section 6(d), you may send a written request to the Board of Directors of the Company seeking a waiver of this Section 6(d) or confirmation that such board appointment would not violate this Section 6(d). The Board of Directors of the Company may, in its sole discretion, approve or deny such a request. In the event that the Board of Directors of the Company concludes that such board appointment would violate this Section 6(d) but elects to provide such a waiver for a particular board opportunity, such waiver shall only apply to the particular board opportunity summarized in the written request provided to the Board of Directors of the Company and shall not be deemed to be a waiver of (x) any other section of this Agreement for this or any other opportunity or (y) this Section 6(d) for any other opportunity not described in the waiver request.

e.Exceptions to the Restrictions Above. Nothing herein shall prevent your passive ownership of no more than 1% of the equity securities of any publicly traded company.

f.Nondisclosure of Confidential Information. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company Group, its customers or investors, and any other confidential information or trade secrets of the Company Group (collectively “Confidential Information”). Confidential Information includes, but is not limited to, customer data and records, the terms offered or prices charged to customers or by suppliers, current and potential customer and investor lists, marketing or strategic plans, product specifications, unreleased earnings information, information concerning possible transactions with other companies, and information received from or concerning other companies, such as Company Group customers or possible acquisition parties. You acknowledge and agree that in connection with your employment with the Company Group, you have obtained Confidential Information. You agree (i) to maintain the confidentiality of Confidential Information and not to transmit or disclose Confidential Information to any other person or entity, except when disclosure is authorized by the Company or legally mandated, and (ii) not to use Confidential Information for your own benefit or the personal benefit of other persons.
g.Permitted Disclosures of Confidential Information. Nothing in this Agreement or any other agreement between the Parties or any other policies of the Company Group shall prohibit or restrict you or your attorneys from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; or (iii) accepting any U.S. Securities and Exchange Commission awards. In addition, nothing in this Agreement or any other agreement between the Parties or any other policies of the Company Group prohibits or restricts you from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. Pursuant to 18 U.S.C. § 1833(b), you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company Group that (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to your attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If you file a lawsuit for retaliation by the Company or any member of the Company Group for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you file any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.  Nothing in this Agreement or any other agreement between the Parties or any other policies of the Company or its affiliates is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

h.The restrictive covenants set forth in this Section 6 (the “Restrictive Covenants”) supersede and replace any and all noncompete, nonsolicitation, confidentiality, non-disclosure, or other restrictive covenant agreements between the Company Group and you, including but not limited to the Noncompete and Non-Solicitation provisions set forth in Section 8 of all Restricted Stock Unit (Time Vested) Officer Grant Agreements between the Company and you, and other policies by which you may be bound, including without limitation, the confidentiality provisions of the Company’s Team Member Handbook.

7.Cooperation; Return of Company Group Property.

a.You agree that, at mutually agreeable times, you will meet with representatives of the Company Group and provide any information you acquired during the course of your employment relating in any way to any legal disputes involving the Company Group. You further agree that you will cooperate fully with the Company Group relating to any such litigation matter or other legal proceeding in which you were involved or on which you have knowledge by virtue of your employment with the Company Group, including any existing or future litigation or other legal proceeding involving any member of the Company Group, whether administrative, civil or criminal in nature in which and to the extent the Company deems your cooperation necessary. You will be entitled to reimbursement by the Company Group of reasonable costs and expenses incurred by you in connection with complying with your obligations under this Section 7.

b.After the Separation Date, to the extent reasonably requested and at mutually convenient times, you will make yourself reasonably available by telephone and video conference (or in person to the extent mutually agreed) for consultation with the Company’s Chief Executive Officer on matters of Company Group and industry interest.

c.You agree that you (i) have returned to the Company, (ii) immediately will return to the Company, or (iii) promptly will make other arrangements in writing with the Company’s CEO regarding any and all property or equipment of the Company Group that was or is, as applicable, in your possession, including but not limited to any: computers, handheld electronic devices, credit cards, keys, software, work product, hard/soft document originals/copies, current/former/prospective customer lists, Confidential Information of any member of the Company Group (including, but not limited to board materials, financial information, and trade secrets) and any other materials in any media. Upon request, you will provide the Company Group access to any of your personal electronic document storage accounts or electronic devices to confirm or permit removal of any property of the Company Group. The foregoing notwithstanding, the Company will facilitate porting your mobile phone number to you upon request.

8.Non-Disparagement. You agree that you will not make any negative comments or disparaging remarks, in writing, orally, or electronically (“Disparaging Remarks”), about the Company or any member of the Company Group or their respective products and services. The Company (defined for purposes of this sentence of Section 8 as its senior-level officers and members of its Board of Directors) for itself and on behalf of the members of the Company Group (defined for purposes of this sentence of Section 8 as the members of the Company Group’s senior-level officers and members of their Board of Directors) agree that they will not to make any Disparaging Remarks about you; provided, however, that nothing in this Section 8 shall prohibit you, the Company, or the Company Group and their respective representatives from (a) making truthful and accurate statements or disclosures that are required by applicable law or legal process; (b) making any voluntary disclosure of information or documents concerning possible violations of law to any governmental agency or legislative body, or any self-regulatory organization; or (c) exercising protected rights to the extent that such rights, by law, cannot be waived by agreement.

9.No Admission. Nothing herein will be deemed to constitute an admission of wrongdoing by you or any of the Company Group Parties. Neither this Agreement nor any of its terms may be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement.

10.Counterparts. This Agreement may be executed in counterparts, and each counterpart, when so executed and delivered, will be deemed to be an original and both counterparts, taken together, will constitute one and the same Agreement. A faxed or .pdf-ed signature will operate the same as an original signature.

11.Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the Company and any successor organization which shall succeed to the Company by acquisition, merger, consolidation or operation of law, or by acquisition of assets of the Company and any assigns. You may not assign this Agreement, provided that in the event of your death prior to receiving all of the payments provided by Section 2 of this Agreement, any remaining payments will be made to the beneficiary designated in writing by you and delivered to the Company for this purpose (your “Beneficiary”) or, if no such beneficiary designation has been executed by you and delivered to the Company, to your estate (your “Estate”).

12.Severability; Blue-Penciling. The provisions of this Agreement are severable and the invalidity of any one or more provisions will not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the scope thereof, the Parties hereto agree that said court in making such determination shall have the power to reduce the scope of such provision to the extent necessary to make it enforceable, and that this Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

13. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Arizona, without regard to any conflict of law principles thereof that would give rise to the application of the laws of any other jurisdiction.

14.Entire Agreement/No Oral Modifications. This Agreement constitutes the entire agreement between you and any of the Company Group Parties with respect to the subject matter hereof and supersedes all prior discussions, negotiations, representations, arrangements or agreements relating thereto, whether written or oral. You represent that in executing this Agreement, you have not relied on any representation or statement not set forth herein. No amendment or modification of this Agreement shall be valid or binding on the Parties unless in writing and signed by both Parties.

Section 409A. This Agreement shall be administered in accordance with the requirements of Internal Revenue Code Section 409A and the applicable Treasury Regulations (“Code Section 409A”) or an exception thereto, and each provision of the Agreement shall be interpreted, to the extent possible, to comply with Code Section 409A or an exception thereto. Although the Agreement has been designed to comply with Code Section 409A or to fit within an exception to the requirements of Code Section 409A, the Company does not specifically warrant such compliance. Except for the Company’s (or applicable member of the Company Group’s) responsibility to withhold applicable income and employment taxes from compensation paid or provided to you, the Company will not be responsible for the payment of any applicable taxes on compensation paid or provided to you pursuant to this Agreement. For any payment that is subject to Code Section 409A, a “termination,” “termination of employment” or like terms shall mean “separation from service” as defined in Treasury Regulation Section 1.409A-1(h). If as of the Separation Date, you are determined to be a “specified employee” as defined in Treasury Regulation Section 1.409A-1(i), then any payment that is subject to Code Section 409A that is payable as a result of your “Separation from Service” shall be delayed until a date that is six months after the date of the Separation Date to the extent necessary to comply with the requirements of Code Section 409A. The payments to which you would have been entitled during such six-month period, but for this subparagraph, shall be accumulated and paid to you without interest in a lump sum within ten days following the date that is six months following the Separation Date, and any remaining payments shall continue to be paid to you on their original schedule. If you die during such six-month period and prior to the payment of the portion that is required to be delayed on account of Code Section 409A, such amount shall be paid to the Jackson Revocable Living Trust within 60 days after your death. Each installment payment hereunder will be treated as a separate payment for purposes of Code Section 409A. Any reimbursements or in-kind benefits provided to or for your benefit that constitute a “deferral of compensation” for purposes of Code Section 409A will be provided in a manner that complies with Treasury Regulation Section 1.409A-3(i)(1)(iv). Accordingly, (x) all such reimbursements will be made not later than the last day of the calendar year after the calendar year in which the expenses were incurred, (y) any right to such reimbursements or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (z) the amount of the expenses eligible for reimbursement, or the amount of any in-kind benefit provided, during any taxable year will not affect the amount of expenses eligible for reimbursement, or the in-kind benefits provided, in any other taxable year.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the dates indicated below.

KNIGHT-SWIFT TRANSPORTATION HOLDINGS INC.

By: /s/ Gary J. Knight __
Name: Gary Knight
Its: Vice Chairman
Date: March 8, 2024

/s/ David A. Jackson
David A. Jackson
Date: March 8, 2024

APPENDIX A
SEVERANCE BENEFITS

You will be paid or provided with the following payments/benefits:

1.$1,850,000, representing 24 months of your base salary as in effect on the Separation Date, payable in a lump sum within ten (10) days following the Release Effective Date.

2.$1,850,000, representing 24 months of your base salary as in effect on the Separation Date, payable in equal installments over the 24-month period following the Release Effective Date in accordance with the Company Group’s regular payroll practices, commencing with the first regular payroll date that occurs at least three business days after the Release Effective Date.

3.$1,800,000, which includes, but is not limited to, amounts for the following: (a) COBRA continuation for 18 months after the Separation Date, (b) payment for the Restrictive Covenants, and (c) a discretionary amount equal to approximately 50% achievement of your target bonus for 2024, all payable in a lump sum within ten (10) days after the Release Effective Date.

4.Reimbursement of your legal fees incurred in connection with the review of this Agreement, not in excess of $15,000, subject to your submission of the invoice for the legal services.